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                                                                  Exhibit (d)(i)




                              SCHRODER SERIES TRUST

                               MANAGEMENT CONTRACT

         This Management Contract dated as of August 9, 1994, as amended and restated as of June 4, 1997, between SCHRODER SERIES TRUST, a Massachusetts business trust (the "Trust"), and SCHRODER CAPITAL MANAGEMENT INC., a Delaware corporation (the "Manager").

         WITNESSETH:

         That in consideration of the mutual covenants herein contained, it is agreed as follows:

1.       SERVICES TO BE RENDERED BY THE MANAGER TO THE TRUST.

         (a) The Manager, at its expense, will furnish continuously an investment program for each of the series of shares of beneficial interest of the Trust (each, a "Fund"), will determine what investments shall be purchased, held, sold, or exchanged by each of the Funds and what portion, if any, of the assets of a Fund shall be held uninvested and shall, on behalf of each Fund, make changes in the Fund's investments. In the performance of its duties, the Manager will comply with the provisions of the Agreement and Declaration of Trust and Bylaws of the Trust and each Fund's stated investment objectives, policies, and restrictions, and will use its best efforts to safeguard and promote the welfare of the Trust and to comply with other policies which the Trustees may from time to time determine and shall exercise the same care and diligence expected of the Trustees.

         (b) The Manager, at its expense, except as such expense is paid by the Trust as provided in Section 1(d), will furnish all necessary investment and related management facilities, including salaries of personnel, required for it to execute its duties faithfully. The Manager will pay the compensation, if any, of certain officers of the Trust carrying out the investment management and related duties provided for by this Contract.

         (c) The Manager, at its expense, shall place all orders for the purchase and sale of portfolio investments for each Fund's account with brokers or dealers selected by the Manager. In the selection of such brokers or dealers and the placing of such orders, the Manager shall use its best efforts to obtain for each Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain for a Fund the most favorable price and execution available, the Manager, bearing in mind the Trust's best interests at all times, shall consider all factors



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it deems relevant, including, by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience, and financial stability of the broker or dealer involved, and the quality of service rendered by the broker or dealer in other transactions. Subject to such policies as the Trustees of the Trust may determine, the Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Contract or otherwise solely by reason of its having caused a Fund to pay a broker or dealer that provides brokerage and research services to the Manager an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission that another broker or dealer would have charged for effecting that transaction, if the Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Manager's overall responsibilities with respect to the Fund and to other clients of the Manager as to which the Manager exercises investment discretion. The Trust hereby agrees with the Manager that any entity or person associated with the Manager which is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Trust and any Fund thereof which is permitted by Section 11(a) of the Securities Exchange Act of 1934, as amended, and Rule 11a2-2(T) thereunder, and the Trust hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2- 2(T)(a)(2)(iv).

         (d) The Manager shall not be obligated to pay any expenses of or for the Trust not expressly assumed by the Manager pursuant to this Section 1 other than as provided in Section 3.

2.       OTHER AGREEMENTS, ETC.

         It is understood that any of the shareholders, Trustees, officers, and employees of the Trust may be a shareholder, director, officer, or employee of, or be otherwise interested in, the Manager, and in any person controlled by or under common control with the Manager, and that the Manager and any person controlled by or under common control with the Manager may have an interest in the Trust. It is also understood that the Manager and any person controlled by or under common control with the Manager have and may have advisory, management, service, or other contracts with other organizations and persons, and may have other interests and business.




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3.       COMPENSATION TO BE PAID BY THE TRUST TO THE MANAGER.

         The Trust will pay to the Manager as compensation for the Manager's services rendered, for the facilities furnished and for the expenses borne by the Manager pursuant to Section 1, fees in respect of each of the Funds, computed and paid quarterly at the following annual rates (based on the assets of each Fund taken separately):

         Schroder Equity Value Fund -- 0.75% of average net asset value Schroder Small Capitalization Value Fund -- 0.95% of average net asset value Schroder High Yield Income Fund -- 0.90% of average net asset value Schroder Investment Grade Income Fund -- 0.50% of average net asset value Schroder Short-Term Investment Fund -- 0.40% of average net asset value.

         Such average net asset value shall be determined by taking an average of all of the determinations of such net asset value during such quarter at the close of business on each business day during such quarter in which this Contract is in effect. Such fees shall be payable for each fiscal quarter within 30 days after the close of such quarter and shall commence accruing as of the date of the initial issuance of shares of the Trust to the public.

         In the event that expenses of any Fund for any fiscal year should exceed the expense limitation on investment company expenses imposed by any statute or regulatory authority of any jurisdiction in which shares of that Fund are qualified for offer or sale, the compensation due the Manager for such fiscal year shall be reduced by the amount of such excess by a reduction or refund thereof. In the event that the expenses of any Fund exceed any expense limitation which the Manager may, by written notice to the Trust, voluntarily declare to be effective subject to such terms and conditions as the Manager may prescribe in such notice, the compensation due the Manager shall be reduced, and, if necessary, the Manager shall assume expenses of that Fund, to the extent required by such expense limitation.

         If the Manager shall serve for less than the whole of a quarter, the foregoing compensation shall be prorated.

4.       ASSIGNMENT TERMINATES THIS CONTRACT; AMENDMENTS OF THIS CONTRACT.

         This Contract shall automatically terminate, without the payment of any penalty, in the event of its assignment; and this Contract shall not be amended unless such amendment be approved at a meeting by the affirmative vote of a majority of the outstanding shares of the affected Fund, and by the vote, cast in person at a meeting



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called for the purpose of voting on such approval, of a majority of the Trustees of the Trust who are not interested persons of the Trust or of the Manager.

5.       EFFECTIVE PERIOD AND TERMINATION OF THIS CONTRACT.

         This Contract shall become effective upon its execution and shall remain in full force and effect continuously thereafter (unless terminated automatically as set forth in Section 4) until terminated as follows:

         (a) Either party hereto may at any time terminate this Contract as to one or more Funds or as to the Trust as a whole by not more than sixty days nor less than thirty days written notice delivered or mailed by registered mail, postage prepaid, to the other party, or

         (b) If (i) the Trustees of the Trust or the shareholders by the affirmative vote of a majority of the outstanding shares of any Fund, and (ii) a majority of the Trustees of the Trust who are not interested persons of the Trust or of the Manager, by vote cast in person at a meeting called for the purpose of voting on such approval, do not specifically approve at least annually the continuance of this Contract, then this Contract shall automatically terminate (as to the Trust as a whole or as to the affected Fund, as the case may be) at the close of business on August 9, 1996 or the expiration of one year from the effective date of the last such continuance, whichever is later.

         Action by the Trust under (a) above may be taken either (i) by vote of a majority of its Trustees, or (ii) by the affirmative vote of a majority of the outstanding shares of the affected Fund.

         Termination of this Contract pursuant to this Section 5 will be without the payment of any penalty.

6.       CERTAIN DEFINITIONS.

         For the purposes of this Contract, the "affirmative vote of a majority of the outstanding shares" of a Fund means the affirmative vote, at a duly called and held meeting of such shareholders, (a) of the holders of 67% or more of the shares of the Fund present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting are present in person or by proxy, or
(b) of the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting, whichever is less.

         For the purposes of this Contract, the terms "affiliated person", "control", "interested person", and "assignment" shall have their respective meanings defined in the Investment Company Act of 1940, as amended, and the Rules and Regulations



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thereunder, subject, however, to such exemptions as may be granted by the
Securities and Exchange Commission under said Act; the term "specifically approve at least annually" shall be construed in a manner consistent with the Investment Company Act of 1940, as amended, and the Rules and Regulations thereunder; and the term "brokerage and research services" shall have the meaning given in the Securities Exchange Act of 1934, as amended, and the Rules and Regulations thereunder.

7.       NON-LIABILITY OF MANAGER.

         In the absence of willful misfeasance, bad faith, or gross negligence on the part of the Manager, or reckless disregard of its obligations and duties hereunder, the Manager shall not be subject to any liability to the Trust or to any shareholder of the Trust for any act or omission in the course of, or connected with, rendering services hereunder.

8.       LIMITATION OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS.

         A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers, or shareholders of the Trust but are binding only upon the assets and property of the Trust.


         IN WITNESS WHEREOF, SCHRODER SERIES TRUST and SCHRODER CAPITAL MANAGEMENT INC. have each caused this instrument to be signed in duplicate in its behalf by its President or Vice President thereunto duly authorized.



                                      SCHRODER SERIES TRUST



                                      By: /s/ Ashbel C. Williams, Jr.
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                                      SCHRODER CAPITAL MANAGEMENT INC.



                                      By: /s/ Sharon L. Haugh
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